Exhibit 10.1

Strategic Cooperation Agreement to Source Raw Plasma

(Summary translation)

This Agreement is entered on August 28, 2015 by and between:

Party A: Xinjiang Deyuan Bioengineering Co., Ltd.

Party B: Guizhou Taibang Biological Products Co., Ltd.

Party C: Lv Xianzhong

WHEREAS:

1.	Party A has certain source plasma inventory for producing blood products. Party A has financial difficulty in keeping the daily operation of its plasma collections stations.

2.	Party B has the need for source plasma and has a good financial position to provide financial support for Party A.

3.	Party C holds a 58.02% equity interest in Party A and will provide a pledge of his equity interest in Party A to secure a loan to be granted to Party A.

4.	Party A and Party B entered into a Memorandum of Understanding on June 24, 2015, which provides that Party A will entrust the operation of its plasma collection stations to Party B on the condition that Party A obtains the approval by the Xinjiang Health and Family Planning Commission. Party A obtained such approval on July 21, 2015 (“Administration Approval”).

NOW, THEREFORE, in consideration of the premises set forth above, according to the relevant laws and regulations and after adequate and friendly negotiations, the Parties hereto agree as follows:

Section 1 Form of Collaboration

1.1 Party A’s plasma collection stations (the “Plasma Collection Stations”), which include stations that have been established, i.e., Zepu county plasma collection station, Cele county plasma collection station, Shule county plasma collection station, Xinhe county plasma collection station and Jimusaier county plasma collection station, and stations to be established, i.e., Buerjin county plasma collection station, Shawan county plasma collection station, Tuoli county plasma collection station, Wensu county plasma collection station and Kunyu county plasma collection station, shall supply source plasma to Party B at the price agreed by both parties in accordance with the Administration Approval.

1.2 Party B shall lend to Party A an interest-bearing loan (the “Loan”) with a principal amount of RMB300 million to assist Party A in dealing with its financial difficulty and promoting the collaboration between both parties.

1.3 Party C shall provide a pledge of his 58.02% equity interest in Party A for Party B to secure the loan Party B grants to Party A.

Section 2 Terms of the Loan

2.1 Party A shall use the Loan primarily for the operation and/or establishment of the Plasma Collection Stations, its operations and repayment of debts.

2.2 The Loan will be released by Party B to Party A in two instalments.

2.2.1 The first instalment of the Loan is RMB180 million. In consideration of the fact that Party B lent Party A RMB30 million on July 28, 2015, which shall form part of the Loan under this Agreement and be deducted therefrom, Party B shall lend Party A the remaining RMB150 million. Party B shall transfer the remaining payment into Party A’s account within three business days of the registration of Party C’s equity pledge.

2.2.2 The second instalment of the Loan is RMB120 million may be paid to the creditors of Party A either under the written instruction by Party A or according to the court order or arbitral award if Party A settles with its creditors. The payment to the creditors of Party A is deemed as a release of this instalment of the Loan. If the payment to the creditors is less than RMB120 million, the balance will be released to Party A upon the notification by Party A. If the payment to the creditors exceeds RMB120 million, the extra amount is deemed as an addition to the Loan under this Agreement.

2.3 The term of the Loan starts from the date when the Loan is released until July 31, 2018. (The release date of each instalment of the Loan is the date when that instalment is actually released.)

2.4 Interest Rate and Compound Interest

2.4.1 The annual interest rate of the Loan is 6% during its term.

2.4.2 Interest Calculation and Settlement

2.4.2.1 The interest shall be paid on a quarterly basis and the date of the interest payment is the 20th day of the last month of each quarter. If the expiry date of the principal payment is not on the date of the interest payment, Part A shall pay off the principal and the interests on the expiry date of the principal payment.

2.4.2.2 For interest payment dates that are national holidays or weekends, the dates will be postponed to the following business day.

2.4.3 A compound interest will be calculated using the agreed interest rate from the date that Party A fails to pay interests in accordance with this Agreement.

2.5 Upon the expiration of the loan term, Party A, Party B and Party C may agree on an extension of the loan term and sign a supplementary agreement on the condition that the Plasma Collection Stations continue to supply Party B with source plasma.

2.6 Party A may prepay the Loan and the interests will be calculated according to the actual loan term and the agreed interest rate.

2.7 If Party A defaults on repayment of the principal of the Loan and interests accrued, Party B shall only pay the Plasma Collection Stations 55% of the price of the source plasma supplied and the remaining 45% of the price will be kept to offset the principal and interests owed by Party A till the owed principal and interests are fully offset. When Party A pays off the principal and interests, Party B shall refund the deducted price to the Plasma Collection Stations.

Section 3 Undertakings

3.1 Party A

3.1.1 Party A undertakes that Party A has fulfilled procedures necessary under relevant laws and articles for the implementation of this Agreement. Party A undertakes that the effectiveness of this Agreement will not be adversely impacted due to Party A’s fault.

3.1.2 Party A undertakes that it shall use the fund provide by Party B according to the agreed loan term, use of proceeds and manner of use.

3.1.3 Party A undertakes that it shall seek Party B’s permission before making any significant decisions (e.g., increasing debts, increasing funding, merger, spin-off, transfer of equity interest). Party A shall timely notify Party B when there is any material adverse event affecting Party A’s ability to repay debt. Party A undertakes that there is no breach of contractual obligations by Party A.

3.2 Party B

3.2.1 Party B undertakes that it shall provide funding for Party A according to this Agreement.

3.2.2 Party B undertakes that it shall make the payment for the supply of source plasma from the Plasma Collection Stations and Party A according to the following arrangement: for each tonne of source plasma supplied to Party B, Party B shall pay RMB0.8 million to the plasma collection station itself and RMB0.35 million to Party A as management fees.

3.3 Party C

3.3.1 Party C undertakes that the equity interest pledged under this Agreement is free of defect and he has complete and undisputable ownership of the equity interest.

3.3.2 Party C undertakes that his equity interest in Party A is not subject to seizure, inspection or has any other circumstances that may adversely impact the registration process of the equity pledge.

3.3.3 Party C undertakes that there is nothing existing on the equity interest pledged that may impact the realization of the equity pledge.

3.3.4 Party C undertakes that he shall notify Party B and seek Party B’s permission in advance in the case that the equity interest may be diluted.

Section 4 Operation, Management of Plasma Collection Stations; Supply and Payment of Source Plasma

4.1 Party A entrusts the operation of its Plasma Collection Stations to Party B and supply Party B with source plasma. The Plasma Collection Stations shall enter into plasma supply agreements and quality guarantee agreements with Party B. Party B shall only use the source plasma supplied for the production of plasma-based products and shall not transfer the source plasma or use the source plasma for research purposes related to Rh-negative blood either by itself or by third parties.

4.2 The Plasma Collection Stations shall have independent bank accounts and be registered as independent legal persons.

4.3 Party B shall entrust the management of Plasma Collection Stations to Party A and Party B shall be entitled to inspect and instruct the management of the stations.

Party A shall indemnify Party B and defend Party B when the Plasma Collection Stations face any claim, loss, suits or punishment that adversely impacts Party B due to Party A’s reasons

4.4 The Plasma Collection Stations as provided under the Administration Approval shall sign plasma supply agreements and quality guarantee agreements with Party B in accordance the relevant regulations.

4.5 The supply period of source plasma starts from the validation date of this Agreement to the date when the accumulated supply of source plasma reaches 500 tonnes, which is expected to be around July 31, 2018. Upon the expiration of the supply period, Party A and Party B may agree to an extension thereof.

4.6 Party A shall ensure that the supply of source plasma to Party B before July 31, 2018 is no less than 500 tonnes. For the first year (12 months starting from the validation date of this Agreement), the supply shall be no less than 120 tonnes. For the second year, the supply shall be no less than 180 tonnes. For the third year, the supply shall be no less than 200 tonnes.

4.7 Party A is responsible for the delivery of source plasma to the address of Party B. All of the risks and fees for transportation shall be borne by Party A. Party B shall conduct the inspection within 48 hours of the arrival of the source plasma and make the payment within 5 days of acceptance. Party B shall pay a penalty at a rate of 0.3% accrued daily on the total amount charged from the date when the delay of payment has taken place. If the payment has been late for more than one month, Party A shall be entitled to terminate this Agreement and Party B is liable for breach of this Agreement under Section 6.6.

Section 5 Pledge of Equity interest

5.1 Party C shall provide a pledge of his 58.03% equity interest in Party A for Party B to secure the Loan and the interests, liquidated damages and fees arising from the Loan and this Agreement.

5.2 Registration of the Pledge

5.2.1 Party C shall complete the registration of the equity pledge within 15 days of the receipt of RMB40 million by Party A from Party B as the source plasma price under the previous cooperation agreement. The equity pledge agreement signed by Party B and Party C shall be for the registration purpose only. If there is any inconsistency between the equity pledge agreement and this Agreement, this Agreement shall prevail.

5.2.2 Party B shall be entitled to terminate this Agreement by serving Party A and Party C a written notice if Party C fails to register the pledge within the agreed period and within 10 days after being notified in writing by Party B. Party A shall repay the principal and interests to Party B within 5 days of the termination of this Agreement.

5.2.3 The pledge period starts from the date when the registration of the pledge takes effect to the date when Party A repays the principal and interests in full.

5.3 Realization of Pledge

Party B shall be entitled to realize the pledge rights and receive payment therefrom in priority by having the pledge rights auctioned, transferred or sold if any of the following events takes places:

(1)	Party A fails to fulfil its obligations (including but not limited to repaying principal, interests, liquidated damages, penalties or any economic loss suffered by Party B due to reasons related to Party A or Party C) within 3 months of the expiration of the performance period under this Agreement;

(2)	Party A breaches any of the undertakings as stated in Section 3.3, making this Agreement unenforceable;

(3)	Party C breached any of the undertakings as stated in Section 3.3, making this Agreement unenforceable;

(4)	Party A’s Plasma Collection Stations deliberately breach the plasma supply agreements and quality guarantee agreements, making this Agreement unenforceable; and

(5)	Other circumstances that may impact the realization of the pledge and makes this Agreement unenforceable.

Section 6 Special Covenants

6.1 In the event that this Agreement is amended or supplemented due to force majeure, the parties hereto shall make efforts to hold Party B harmless against the effect of force majeure.

6.2 Party B shall be entitled to terminate this Agreement when Party A or Party C breaches any undertaking or substantive provision and makes this Agreement unenforceable, in which case Party A shall repay principal and interests within three months of the termination hereof. Party A shall be entitled to terminate this Agreement if Party B fails to grant the Loan or pay source plasma price timely.

6.3 In the event that this Agreement becomes unenforceable due to third parties claims related to Party A or Party C, Party B shall be entitled to termination, in which case Party A and Party C is liable for breach of contract and Party A shall repay principal and interests in ten days and pay a penalty of 10% of the principal to Party B. Instead of terminating the Agreement, Party B may also demand Party A and Party C eliminate the adverse impact and continue performance within 30 days. If the adverse impact is not eliminated within 30 days, Party B shall be entitled to terminate the Agreement, in which case Party A shall pay off the principal and interests in ten days and pay a penalty of 10% of the principal to Party B.

6.4 In the case that this Agreement becomes unenforceable due to the revocation of the Administration Approval, the Agreement is terminated and there is no breach of contract. Party A shall repay principal and interests within three months of the revocation.

6.5 Party A shall be jointly liable to Party B for any breach of contract arising from the illegal conduct by the Plasma Collection Stations.

6.6 In the event that this Agreement becomes unenforceable due to Party B’s reasons, Party B shall take full responsibility of the losses and liabilities and shall pay a penalty of 10% of the principal to Party A.

6.7 Within one month of the expiration of this Agreement, the operation control of the Plasma Collection Stations entrusted to Party B shall be rewound. If the rewinding date is delayed due to Party B’s reasons, Party B shall pay a penalty of RMB10,000 accrued on a daily basis to Party A till the reason for delay no longer exists or the rewinding of operational control is completed.

Section 7 Dispute Resolution

Both parties shall solve the disputes arising from this Agreement through friendly negotiation. If the dispute cannot be resolved through negotiation, each party may submit the dispute to a court having jurisdiction in the areas where the Agreement is signed.

Section 8 Validation of the Agreement

This Agreement shall become valid upon signature by Party A, Party B and Party C at No.19 Chaoyang Park Road, Chaoyang District, Beijing.

Section 9

This Agreement is made in nine counterparts, and each party holds three. Each counterpart has the same legal effect.

Party A: Xinjiang Deyuan Bioengineering Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature): /s/ Lv Xianzhong

Party B: Guizhou Taibang Biological Products Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature): /s/ Xiaoying Gao

Party C: Lv Xianzhong (Signature): /s/ Lv Xianzhong

August 28, 2015